MDU Resources Reports Stronger First Quarter Earnings from Continuing Operations

BISMARCK, N.D. — May 3, 2017 — MDU Resources Group, Inc. (NYSE: MDU) today reported 12 percent higher first quarter earnings from continuing operations of $35.5 million, or 18 cents per share, compared to first quarter 2016 earnings from continuing operations of $31.6 million, or 16 cents per share.

Including discontinued operations, MDU Resources reported first quarter earnings of $37.2 million, or 19 cents per share, compared to $24.7 million, or 13 cents per share, in first quarter 2016.

Highlights from the first quarter include:

•	Electric and natural gas utility earnings increased 16 percent due to colder weather and continued execution of regulatory recovery efforts.

•	Pipeline and midstream business had a solid quarter; completed the sale of the Pronghorn assets.

•	Construction services’ earnings were up 23 percent on 17 percent revenue growth; backlog of $529 million.

•	Construction materials recorded a normal seasonal loss; backlog of $725 million.

“We are pleased with our solid first quarter results, and we are looking forward to the growth opportunities we see through the rest of the year,” said David L. Goodin, president and CEO of MDU Resources. “The 12 percent increase in earnings from continuing operations highlights the strength of our streamlined, two-platform businesses. Along with cost recovery efforts, higher electric and natural gas sales volumes helped drive higher earnings at our utility business, while weather slowed the seasonal start of our construction materials business. We are appreciative of the regulatory recovery granted by state agencies as we continue to enhance our delivery system for providing safe, reliable, low-cost electric and natural gas services to our 1.1 million utility customers.

“Our construction services business is off to a good start for the year, particularly with inside construction and industrial workloads, where earnings are up and backlog has remained consistent. While we have lower backlog at the construction materials business, primarily in the North Central Region, we continue to see a strong bidding environment in all regions. We are optimistic about the potential opportunities from infrastructure spending packages that have passed or are being considered within a number of states where this business operates, such as California, Idaho and Montana. On a federal level, we are anticipating more projects being bid from the five-year, $305-billion Fixing America's Surface Transportation Act,” Goodin said.

MDU Resources believes its regulated energy delivery and construction materials and services businesses are well-positioned for growth and will continue to play a key role in Building a Strong America®.

Business Unit Results
Regulated Energy Delivery
The electric and natural gas utility reported earnings of $42.2 million for first quarter 2017, up 16 percent compared to $36.3 million in 2016. The increase was driven mainly by 21 percent higher natural gas volumes and 6 percent higher electric volumes. Earnings were positively impacted by colder weather in jurisdictions where decoupling and weather normalization are not in place, and by cost recovery through regulatory relief. The utility continues to seek regulatory recovery for costs associated with upgrading and expanding facilities to meet customer demand.

First quarter 2017 earnings at the pipeline and midstream business were $3.9 million, compared to earnings of $5.3 million in 2016. The decrease reflects the absence of earnings from the previously announced Jan. 1 sale of the company’s interest in the Pronghorn assets. Customers continue to utilize the pipeline and midstream business’ natural gas storage services, with storage balances approximately 4 percent higher in the first quarter of 2017 compared to 2016.

Construction Materials and Services
The construction services business earned $7.4 million in the first quarter, up 23 percent from $6.0 million in 2016. The increase was mainly the result of higher inside construction workloads and margins in the Western and Central Regions, and increased industrial construction workloads and margins. Project backlog remains steady at $529 million at the end of first quarter 2017, compared to $530 million in 2016.

The construction materials business reported a seasonal first quarter loss of $19.9 million, compared to a loss of $14.5 million in 2016. This business saw a later construction start in most regions compared to last year as wet or snowy weather delayed work. Construction materials backlog at the end of first quarter was $725 million, compared to first quarter 2016’s record backlog of $831 million.

Discontinued Operations and Other
The results of MDU Resources’ former exploration and production and refining businesses have been reported as discontinued operations. The company has included in the “other” category any continuing results from these businesses, such as general and administrative costs and interest expense.

Earnings Per Share Guidance
The company reaffirmed its 2017 earnings per share guidance in the range of $1.10 to $1.25. “We are off to a good start this year,” Goodin said. “We have early momentum with our regulated businesses, and as we get into this year’s construction season, we will continue to provide updates to our estimates for 2017.”

Conference Call
The company will host a webcast at 10 a.m. EDT May 4 to discuss first quarter 2017 earnings results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay, available through May 18, is 855-859-2056, or 404-537-3406 for international callers, conference ID 92678257.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial: Doran Schwartz, vice president and chief financial officer, 701-530-1750
Media: Laura Lueder, manager of communications and public relations, 701-530-1095

Performance Summary and Future Outlook
The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP Earnings

Business Line	First Quarter 2017 Earnings	First Quarter 2016 Earnings
	(In millions)
Regulated energy delivery	$46.1	$41.6
Construction materials and services	(12.5)	(8.5)
Other and eliminations	1.9	(1.5)
Earnings from continuing operations	35.5	31.6
Income (loss) from discontinued operations, net of tax	1.7	(18.0)
Loss from discontinued operations attributable to noncontrolling interest	—	(11.1)
Earnings on common stock	$37.2	$24.7
Earnings per share:
Earnings from continuing operations	$.18	$.16
Discontinued operations attributable to the company, net of tax	.01	(.03)
Earnings per share	$.19	$.13

On a consolidated basis, the following information highlights the key strategies, projections and certain assumptions for the company:

•	Earnings per share for 2017 are projected to be in the range of $1.10 to $1.25.

•	The company's long-term compound annual growth goal on earnings per share is 5 to 8 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	The company focuses on creating value through vertical integration among its business units.

•	Estimated capital expenditures for 2017 through 2021 are noted in the following table:

Capital Expenditures
Business Line	2017 Estimated	2018 Estimated	2019 Estimated	2017 - 2021 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$139	$140	$110	$586
Natural gas distribution	135	134	147	659
Pipeline and midstream	39	57	120	385
	313	331	377	1,630
Construction materials and services
Construction materials and contracting	43	55	46	236
Construction services	10	9	10	50
	53	64	56	286
Other	3	2	2	11
Additional growth capital	150	150	—	300
Total capital expenditures	$519	$547	$435	$2,227
Note: Total capital expenditures is presented on a gross basis and excludes estimated net proceeds of $107 million in 2017, $6 million in 2018, $6 million in 2019, and $133 million overall for the years 2017-2021.

Capital expenditures for 2017 through 2021 include line-of-sight opportunities at the company's business units as well as additional growth capital. This additional capital is not allocated to a specific business unit and will be invested based on the risk-adjusted return potential of opportunities that are identified by the company's business development team.

Based on the current level of capital expenditures and other key assumptions in the 2017 financial forecast, the company is not planning to issue equity this year. Estimated operating cash flows from operations are $425 million to $475 million in 2017.

Regulated Energy Delivery

Electric
	Three Months Ended
	March 31,
	2017	2016
	(Dollars in millions, where applicable)
Operating revenues	$88.2	$82.9
Operating expenses:
Fuel and purchased power	21.9	22.0
Operation and maintenance	28.2	26.9
Depreciation, depletion and amortization	11.8	12.9
Taxes, other than income	3.5	3.4
	65.4	65.2
Operating income	22.8	17.7
Earnings	$14.3	$11.1
Retail sales (million kWh):
Residential	355.8	323.6
Commercial	397.0	373.7
Industrial	141.9	143.7
Other	22.3	21.4
	917.0	862.4
Average cost of fuel and purchased power per kWh	$.022	$.024

Natural Gas Distribution
	Three Months Ended
	March 31,
	2017	2016
	(Dollars in millions)
Operating revenues	$342.5	$299.4
Operating expenses:
Purchased natural gas sold	214.4	182.1
Operation and maintenance	40.9	38.8
Depreciation, depletion and amortization	17.1	16.4
Taxes, other than income	18.6	16.7
	291.0	254.0
Operating income	51.5	45.4
Earnings	$27.9	$25.2

Natural Gas Distribution
	Three Months Ended
	March 31,
	2017	2016
Volumes (MMdk)
Sales:
Residential	28.1	23.4
Commercial	19.0	15.6
Industrial	1.6	1.3
	48.7	40.3
Transportation:
Commercial	.7	.6
Industrial	38.0	40.7
	38.7	41.3
Total throughput	87.4	81.6
Degree days (% of normal)*
Montana-Dakota/Great Plains	98%	81%
Cascade	117%	87%
Intermountain	109%	95%
* Degree days are a measure of the daily temperature-related demand for energy for heating.
The combined utility businesses reported earnings of $42.2 million in the first quarter of 2017, compared to $36.3 million for the same period in 2016. This increase reflects higher natural gas distribution margins largely resulting from higher retail sales volumes of 21 percent to all customer classes, primarily increased customers and colder weather in all regions served, and approved rate recovery. The increase also reflects higher electric retail sales margins, primarily due to the recovery of additional investment in a Midcontinent Independent System Operator project, approved final and interim rate increases and increased retail sales volumes of 6 percent, primarily to residential and commercial customers. Partially offsetting these increases was higher operation and maintenance expense, primarily higher payroll-related costs, timing of software maintenance costs and bad debt expense.
The following information highlights the key growth strategies, projections and certain assumptions for the utility segments:

•
The company expects to grow its rate base by approximately 4 percent annually over the next five years on a compound basis. This growth projection is on a much larger base, having grown rate base at a record pace of 12 percent compounded annually over the past five-year period. The utility operations are spread across eight states where customer growth is expected to be higher than the national average. This customer growth, along with system upgrades and replacements needed to supply safe and reliable service, will require investments in new electric generation and transmission, and electric and natural gas distribution. Rate base at December 31, 2016 was $1.9 billion.

•	The company expects its customer base to grow by 1 to 2 percent per year.

•
In June 2016, the company, along with a partner, began to build a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The project has been approved as a MISO multivalue project. More than 99 percent of the necessary easements have been secured. The company's total capital investment in this project is expected to be in the range of $150 million to $170 million. The company expects this project to be completed in 2019.

•	In December 2016, the company signed a 25-year agreement to purchase the power from the expansion of the Thunder Spirit Wind farm in southwest North Dakota. The agreement also includes an option to buy the project at the close of construction. The expansion of the Thunder Spirit Wind farm will boost the combined production at the wind farm to approximately 150 megawatts of renewable energy and, if purchased, will increase the company's generation portfolio from approximately 22 percent renewables to 27 percent. The original 107.5-MW Thunder Spirit Wind farm includes 43 turbines; it was purchased by the company in December 2015. The expansion includes 13 to 16 turbines, depending on the turbine size selected. It is expected to be on line in December 2018. Construction costs for the project are estimated to be $85 million.

•
The company is in the process of completing its 2017 Electric Integrated Resource Plan and is evaluating its future generation and power supply portfolio options, including a large-scale resource. The plan will be finalized and filed by mid-2017.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system.

•	The company is focused on organic growth, while monitoring potential merger and acquisition opportunities.

•	Regulatory actions
Completed Cases:
Since Jan. 1, 2015, the company has implemented final rate increases totaling $61.6 million in annual revenue. This includes electric rate proceedings in Montana, North Dakota, South Dakota, Wyoming and before the Federal Energy Regulatory Commission, and natural gas proceedings in Idaho, Minnesota, Montana, North Dakota, Oregon, South Dakota, Washington and Wyoming. Recently implemented final rates include:

◦
On June 10, 2016, the company filed an application for an increase in electric rates with the Wyoming Public Service Commission. The company requested an increase of approximately $3.2 million annually or approximately 13.1 percent above current rates to recover the company's increased investment in facilities along with additional depreciation, operation and maintenance expenses including increased fuel costs, and taxes associated with the increases in investment. On Dec. 28, 2016, the company and the interveners of the case filed a stipulation and agreement reflecting an increase of approximately $2.7 million annually or approximately 11.1 percent above current rates. The WYPSC rendered a bench decision approving the stipulation and agreement on Jan. 18, 2017. On April 6, 2017, the WYPSC issued a final order approving the stipulation and agreement with rates effective with service rendered on and after March 1, 2017.

◦
On Aug. 12, 2016, the company filed an application with the Idaho Public Utilities Commission for a natural gas rate increase of approximately $10.2 million annually or approximately 4.1 percent above current rates. The request includes rate recovery associated with increased investment in facilities and increased operating expenses. On Jan. 17, 2017, the company provided the IPUC with an updated revenue request of approximately $9.4 million. A hearing was held March 1-3, 2017. On April 28, 2017, the IPUC issued an order approving an increase of approximately $4.1 million or approximately 1.6 percent above current rates based on a 9.5 percent return on equity effective with service rendered on and after May 1, 2017. The company is reviewing the final order.

◦
On April 1, 2017, the company implemented Phase 2 of the electric rate case approved by the Montana Public Service Commission on March 25, 2016. The annual increase of $4.7 million is effective with service rendered on and after April 1, 2017.

Pending Cases:
The company is requesting rate increases totaling $39.6 million in annual revenue, which includes $39.1 million in implemented interim rates. Cases pending are:

◦
On Dec. 2, 2016, the company filed an application with the MTPSC requesting authority to implement gas and electric tax tracking adjustments for Montana state and local taxes and fees that reflect the changes in state and local property taxes applicable to natural gas and electric utilities pursuant to Montana law. The requested tax tracking adjustments would result in an increase in revenues of approximately $814,000. On Jan. 17, 2017, the MTPSC issued an order on the tax tracking adjustments. The gas tracking adjustment was approved as an increase to revenues of approximately $474,000 effective Jan. 1, 2017. The electric tax tracking adjustment was approved as an increase to revenues of approximately $251,000 effective May 15, 2017. The company filed a motion for reconsideration of the electric tax tracking adjustment on Jan. 27, 2017. The motion for reconsideration is pending before the MTPSC.

◦
On Dec. 21, 2016, the company filed an application with the Minnesota Public Utilities Commission requesting authority to implement a natural gas utility infrastructure cost tariff of approximately $456,000 annually effective beginning with service rendered May 20, 2017. The tariff will allow the company to recover infrastructure investments, not previously included in rates, mandated by federal or state agencies associated with the company's pipeline integrity programs. This matter is pending before the MNPUC.

◦
The company previously filed an application with the North Dakota Public Service Commission on Oct. 14, 2016, for an electric rate increase which also included a requested return on equity to be used in the determination of applications previously filed by the company for a renewable resource cost adjustment rider, an electric generation resource recovery rider, and a transmission cost adjustment rider. On April 7, 2017, the company, the NDPSC Advocacy Staff and the interveners in the case filed a settlement agreement resolving all issues in the general rate case. The settlement agreement included a net increase of approximately $7.5 million or 3.7 percent above previously approved final rates and a true-up of the return on equity used in the interim renewable resource cost adjustment, the electric generation resource recovery and transmission cost adjustment riders of 9.45 percent; a return on equity of 9.65 percent for base rates and the renewable resource cost adjustment rider on a go-forward basis; and a return on equity of 9.45 percent through Dec. 31, 2019, for the natural gas-fired internal combustion engines and associated facilities included in the electric generation resource recovery rider. If the settlement agreement is approved by the NDPSC, final rates will be less than the interim rates currently in effect. Therefore, the company will refund the difference to customers, which is approximately 19 percent of the amount collected from the general rate case interim increase, along with refunds, if any, to reflect true-ups for the various riders. The amount of refunds, less amounts previously accrued, are not expected to be material to the consolidated financial statements. A hearing on the settlement was held on April 10, 2017. This matter is pending before the NDPSC. The background information related to the settlement and related applications is as follows:

▪
On Oct. 26, 2015, the company filed an application with the NDPSC requesting a renewable resource cost adjustment rider for the recovery of the Thunder Spirit Wind project. On Jan. 5, 2016, the NDPSC approved the rider to be effective Jan. 7, 2016, resulting in an annual increase on an interim basis, subject to refund, of $15.1 million based upon a 10.5 percent return on equity. The interim rate is pending the determination of the return on equity in the general rate case application filed on Oct. 14, 2016.

▪
On Oct. 26, 2015, the company filed an application with the NDPSC for an update to the electric generation resource recovery rider. On March 9, 2016, the NDPSC approved the rider to be effective with service rendered on and after March 15, 2016, which resulted in interim rates, subject to refund, of $9.7 million based upon a 10.5 percent return on equity. The interim rates include recovery of the company's investment in the 88-MW simple-cycle natural gas turbine and associated facilities near Mandan, North Dakota, and the 19 MW of new generation from natural gas-fired internal combustion engines and associated facilities near Sidney, Montana. The net investment authorized for the natural gas-fired internal combustion engines and the return on equity on both investments are pending in the general rate case application filed Oct. 14, 2016.

▪
On Nov. 25, 2015, the company filed an application with the NDPSC for an update of its transmission cost adjustment rider for recovery of MISO-related charges and two transmission projects located in North Dakota. On Feb. 10, 2016, the NDPSC approved the transmission cost adjustment effective with service rendered on and after Feb. 12, 2016, resulting in an annual increase on an interim basis, subject to refund, of $6.8 million based upon a 10.5 percent return on equity. The interim rate is pending the determination of the return on equity in the general rate case application filed Oct. 14, 2016.

▪
On Oct. 14, 2016, the company filed an application with the NDPSC for an electric rate increase of approximately $13.4 million annually or 6.6 percent above current rates. The request includes rate recovery associated with increased investment in facilities, along with the related depreciation, operation and maintenance expenses and taxes associated with the increased investment. The company requested an interim increase of approximately $13.0 million or approximately 6.5 percent, subject to refund, to be effective within 60 days of the filing. On Nov. 21, 2016, the company filed and, on Nov. 30, 2016, the NDPSC approved a revised interim increase of approximately $11.7 million, based on adjustments accepted by the NDPSC, or approximately 5.8 percent above current rates, subject to refund, effective with service rendered on or after Dec. 13, 2016.

Pipeline and Midstream
	Three Months Ended
	March 31,
	2017	2016
	(Dollars in millions)
Operating revenues	$28.0	$33.4
Operating expenses:
Operation and maintenance	13.5	13.8
Depreciation, depletion and amortization	4.1	6.2
Taxes, other than income	3.0	2.8
	20.6	22.8
Operating income	7.4	10.6
Earnings	$3.9	$5.3
Transportation volumes (MMdk)	67.1	75.3
Natural gas gathering volumes (MMdk)	3.9	4.9
Customer natural gas storage balance (MMdk):
Beginning of period	26.4	16.6
Net withdrawal	(11.4)	(2.1)
End of period	15.0	14.5

The pipeline and midstream segment reported earnings of $3.9 million in the first quarter of 2017, compared to $5.3 million for the same period in 2016. The earnings decrease reflects lower gathering and processing volumes due to the sale of Pronghorn in January 2017, as well as lower gathering rates and transportation volumes. Partially offsetting these decreases were lower depreciation, depletion and amortization expense, primarily the absence of Pronghorn, and lower interest expense due to lower debt balances.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In September 2016, the company secured sufficient capacity commitments and started survey work on a 38-mile pipeline that will deliver natural gas supply to eastern North Dakota and far western Minnesota. The Valley Expansion project will connect the Viking Gas Transmission Company pipeline near Felton, Minnesota, to the company's existing pipeline near Mapleton, North Dakota. Cost of the expansion is estimated at $55 million to $60 million. The project, which is designed to transport 40 million cubic feet of natural gas per day, is under the jurisdiction of the FERC. In October 2016, the company received FERC approval on its pre-filing for the Valley Expansion project. With minor enhancements, the pipeline will be able to transport significantly more volume if required, based on capacity requested or as needed in the future as the region's demand grows. Following receipt of necessary permits and regulatory approvals, construction is expected to begin in 2018 with completion expected late that same year.

•
The company signed agreements to complete expansion projects, including the Charbonneau and Line Section 25 expansion project, in 2016. The Charbonneau and Line Section 25 expansion project will include a new compression station as well as other compression modifications and is expected to be in service in the second quarter of 2017.

•	The company continues to focus on growing and improving existing operations through organic projects to become the leading pipeline company and midstream provider in all areas in which it operates.

•	The company successfully completed the sale of the Pronghorn assets which generated proceeds of approximately $100 million.

Construction Materials and Services

Construction Materials and Contracting
	Three Months Ended
	March 31,
	2017	2016
	(Dollars in millions)
Operating revenues	$200.9	$210.0
Operating expenses:
Operation and maintenance	205.8	204.7
Depreciation, depletion and amortization	13.7	15.1
Taxes, other than income	9.0	9.6
	228.5	229.4
Operating loss	(27.6)	(19.4)
Loss	$(19.9)	$(14.5)
Sales (000's):
Aggregates (tons)	3,505	3,626
Asphalt (tons)	215	239
Ready-mixed concrete (cubic yards)	562	644

Construction Services
	Three Months Ended
	March 31,
	2017	2016
	(In millions)
Operating revenues	$299.6	$256.0
Operating expenses:
Operation and maintenance	269.6	233.6
Depreciation, depletion and amortization	4.0	3.8
Taxes, other than income	13.3	10.6
	286.9	248.0
Operating income	12.7	8.0
Earnings	$7.4	$6.0

The combined construction materials and services businesses reported a loss of $12.5 million in the first quarter of 2017, compared to a loss of $8.5 million in 2016.
The construction services business reported an increase in earnings of $1.4 million as compared to first quarter 2016 due to higher inside electrical workloads and margins in the Western and Central regions and higher industrial construction workloads and margins. Partially offsetting these increases were lower equipment sales and lower rental volumes and margins due to decreased customer demand; the absence in 2017 of a tax benefit of $1.5 million related to the disposition of a non-strategic asset; and higher selling, general and administrative expense, largely payroll-related costs.
The construction material business had an increased loss of $5.4 million as compared to first quarter 2016, which reflects lower margins due to poor weather conditions resulting in lower construction workloads and lower ready-mixed concrete volumes. Also contributing to the increased loss were lower earnings as a result of lower asset sales gains. Partially offsetting these decreases were higher aggregate margins at the materials business.
The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•	The construction materials backlog at March 31 was $725 million, compared to a record $831 million a year ago.

•	The construction services work backlog at March 31 was $529 million, compared to $530 million a year ago.

•
Projected revenues included in the company's 2017 earnings guidance are in the range of $1.85 billion to $1.95 billion for construction materials and $1.0 billion to $1.1 billion for construction services.

•	The company anticipates margins in 2017 to be slightly higher at construction materials as compared to 2016 and construction services' 2017 margins are expected to be comparable to 2016.

•
In December 2015, Congress passed, and the president signed, a $305 billion, five-year highway bill for funding of transportation infrastructure projects that are a key part of the construction materials market.

•
The construction services business continues to pursue opportunities for expansion in energy projects such as petrochemical, transmission, substations, utility services, and renewables. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As one of the country's largest sand and gravel producers, construction materials will continue to strategically manage its 1.0 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

•
As the 13th-largest specialty contractor, as ranked on Engineering News-Record’s 2016 Top 600 Specialty Contractors list, construction services continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Other

	Three Months Ended
	March 31,
	2017	2016
	(In millions)
Operating revenues	$2.1	$2.0
Operating expenses:
Operation and maintenance	1.2	1.7
Depreciation, depletion and amortization	.6	.5
Taxes, other than income	—	.1
	1.8	2.3
Operating income (loss)	.3	(.3)
Loss	$(.3)	$(1.5)

Included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations. Other loss decreased $1.2 million, primarily the result of lower interest expense due to the repayment of long-term debt with the sale of the remaining exploration and production assets and lower operation and maintenance expense previously allocated to the refining business due to the sale of this business.

Discontinued Operations

	Three Months Ended
	March 31,
	2017		2016
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$3.9		$(18.1)
Intercompany eliminations	(2.2)	*	.1
Income (loss) from discontinued operations, net of tax	1.7		(18.0)
Loss from discontinued operations attributable to noncontrolling interest	—		(11.1)
Income (loss) from discontinued operations attributable to the company, net of tax	$1.7		$(6.9)
* Includes an elimination for the presentation of income tax adjustments between continuing and discontinued operations.

The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.
The company's discontinued operations reported earnings of $1.7 million in the first quarter of 2017, compared to a loss of $6.9 million in 2016. The increase was largely due to the absence in 2017 of a loss at the refining business which was sold in June 2016, as well as the reversal in 2017 of a previously accrued liability due to the resolution of a legal matter.

Risk Factors and Cautionary Statements That May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream business is dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of pipelines and power generation and transmission facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain cost effective financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•
The company's electric and natural gas transmission and distribution operations involve risks that may result in accidents. These events and pipeline safety regulation costs could adversely affect the company's business and its results of operations and cash flows.

•	Weather conditions can adversely affect the company’s operations, revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•	The company may be subject to potential material liabilities relating to the past sale of assets or businesses, primarily arising from events prior to sale.

Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

•	Acquisition, disposal and impairments of assets or facilities.

•	Changes in operation, performance and construction of plant facilities or other assets.

•	Changes in present or prospective generation.

•	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

•	The availability of economic expansion or development opportunities.

•	Population growth rates and demographic patterns.

•	Market demand for, available supplies of, and/or costs of, energy- and construction-related products and services.

•	The cyclical nature of large construction projects at certain operations.

•	Changes in tax rates, policies or tax reform.

•	Unanticipated project delays or changes in project costs, including related energy costs.

•	Unanticipated changes in operating expenses or capital expenditures.

•	Labor negotiations or disputes.

•	Inability of the contract counterparties to meet their contractual obligations.

•	Changes in accounting principles and/or the application of such principles to the company.

•	Changes in technology.

•	Changes in legal or regulatory proceedings.

•	The ability to effectively integrate the operations and the internal controls of acquired companies.

•	The ability to attract and retain skilled labor and key personnel.

•	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc.
	Three Months Ended
	March 31,
	2017	2016
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$937.9	$860.2
Operating expenses:
Fuel and purchased power	21.9	22.0
Purchased natural gas sold	192.9	161.0
Operation and maintenance	557.3	517.1
Depreciation, depletion and amortization	51.3	54.9
Taxes, other than income	47.4	43.2
	870.8	798.2
Operating income	67.1	62.0
Other income	1.0	1.0
Interest expense	20.3	22.9
Income before income taxes	47.8	40.1
Income taxes	12.2	8.3
Income from continuing operations	35.6	31.8
Income (loss) from discontinued operations, net of tax	1.7	(18.0)
Net income	37.3	13.8
Loss from discontinued operations attributable to noncontrolling interest	—	(11.1)
Dividends declared on preferred stocks	.1	.2
Earnings on common stock	$37.2	$24.7

Earnings per common share – basic:
Earnings before discontinued operations	$.18	$.16
Discontinued operations attributable to the company, net of tax	.01	(.03)
Earnings per common share – basic	$.19	$.13
Earnings per common share – diluted:
Earnings before discontinued operations	$.18	$.16
Discontinued operations attributable to the company, net of tax	.01	(.03)
Earnings per common share – diluted	$.19	$.13
Dividends declared per common share	$.1925	$.1875
Weighted average common shares outstanding – basic	195.3	195.3
Weighted average common shares outstanding – diluted	196.0	195.3

	March 31,
	2017		2016
	(Unaudited)
Other Financial Data
Book value per common share	$11.77		$12.70
Market price per common share	$27.37		$19.46
Dividend yield (indicated annual rate)	2.8%		3.9%
Price/earnings from continuing operations ratio (12 months ended)	22.6	x	20.3	x
Market value as a percent of book value	232.5%		153.2%
Net operating cash flow (year to date)*	$87		$46
Total assets*	$6,148		$6,565
Total equity*	$2,314		$2,495
Total debt*	$1,703		$1,858
Capitalization ratios:
Total equity	57.6%		56.2%
Total debt	42.4		43.8
	100.0%		100.0%
    * In millions